Exhibit 99.1

PULLP

111 BROADWAY, 8TH FLOOR

NEW YORK, NEW YORK 10006

Telephone: (212) 571-1255

Jonathan Uretsky*

MANAGING PARTNER AT PULLP

Cell: (917) 861-5676

E-MAIL: uretsky@pullp.com *Admitted In New York, New Jersey & Washington, D.C.

VIA EMAIL

Richard Grubaugh

48 Wall Street

New York NY 10005

United States of America

rgrubaugh@dfking.com

Senior Vice President of D.F.
King &. Co., Inc. and Co-
director of the Strategic
Analysis and Proxy Division

July 25, 2022	NEW JERSEY OFFICE 111 Town Square Place, Suite 1203 TELEPHONE: (973) 685-6747

Regulation SHO Notification

Dear Mr. Grubaugh,

We are counsel to Creatd, Inc. Creatd has announced the record date for its upcoming nontransferable rights offering on August 4, 2022, for its up to $40 million rights offering. In this rights offering, the company will be dividending to its shareholders of record and warrant holders of record subscription rights that are exercisable into Units during an August 2022 subscription period. Each unit will consist of (i) one share of CRTD common stock, (ii) one redeemable 5-year warrant exercisable for $3 per share, and (iii) one redeemable 5-year warrant exercisable for $6 per share.

We ask that you notify The Depository Trust Company and the custodian bank and brokerage firms that that are long CRTD and CRTDW of the record date for the rights offering. We also ask that the banks and brokerage firms notify all of your clients who may be short CRTD and CRTDW of this information. We also ask the banks and brokers to remind your clients of their ongoing obligation to comply with Regulation SHO. Regulation SHO established “locate” and “close-out” requirements aimed at curtailing naked short selling and other practices. Naked shorting takes place when investors sell short shares that they do not possess and have not confirmed their ability to possess. Key Points About Regulation SHO (sec.gov).

Any client that currently is short CRTD and/or CRTDW may find themselves in violation of Regulation SHO on the record date of the upcoming rights offering for Creatd, Inc. Reason being is the subscription rights are not tradable, non-transferable, and not eligible for lending. The Units that the subscription rights are exercisable into do not yet exist and also are not borrowable and will not trade. The Warrants underlying the Units also are not yet borrowable or lendable as they are yet to be issued. It is extremely important that you as a clearing firm inform your clients of the risks of potentially violating regulation SHO.

In re: Regulation SHO Notification Creatd, Inc.

Regards,

PULLP

/s/ Jon Uretsky
Jonathan Uretsky
Anna Adelstein
111 Broadway, 8th Floor
New York, NY 10006
Counsel for Creatd, Inc.